Exhibit 99

COVENANT LOGISTICS GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – August 10, 2020 - Covenant Logistics Group, Inc.  (NASDAQ/GS: CVLG) (“Covenant”) announced today financial and operating results for the second quarter ended June 30, 2020.  The results reflect the classification of the Company’s former factoring segment, Transport Financial Solutions (“TFS”), the assets of which were sold on July 8, 2020, as discontinued operations.

Notable results for the quarter included the following:

•
We incurred approximately $29.3 million of net expenses related to reducing our terminal network and operational tractor and trailer fleet, changing our business mix, and reducing our non-revenue generating fixed costs.

•	Total revenue of $191.7 million, a decrease of 11.7% compared with the second quarter of 2019.
•	Freight revenue of $179.6 million (excludes revenue from fuel surcharges), a decrease of 6.8% compared with the second quarter of 2019.
•
Operating loss from continuing operations of $29.0 million and an operating ratio of 115.1%. Adjusted operating income(1) of $1.0 million and an adjusted operating ratio(1) of 99.5%. This compares with operating income of $7.0 million and an operating ratio of 96.8% and adjusted operating income(1) of $7.8 million and an adjusted operating ratio(1) of 96.0% in the second quarter of 2019.

•
Net loss of $22.3 million, or loss per share of $1.31. This compares with net income of $6.1 million, or earnings per diluted share of $0.33 in the second quarter of 2019. Adjusted net income(1) of $0.5 million, or adjusted earnings per share(1) of $0.03. This compares with adjusted net income(1) of $6.6 million, or adjusted earnings per diluted share(1) of $0.35 in the second quarter of 2019.

•
The second quarter consolidated net loss and adjusted net income included a $0.4 million, or $0.02 per share, pass-through earnings from the Company’s 49% equity investment in Transport Enterprise Leasing (“TEL”). This compares to a $1.8 million, or $0.10 per diluted share, pass-through income from the Company’s investment in TEL included in consolidated net income and adjusted net income in the second quarter of 2019.

Chairman and Chief Executive Officer, David R. Parker, commented:
“In the second quarter, we made significant progress in our efforts to restructure our business units, terminal network, and management team to focus our talent, time and capital on areas where we believe we have the ability to grow and produce a consistent, acceptable margin.  The changes are extensive, and we expect them to be ongoing through the end of the year.  In terms of second quarter results, the changes in our business mix, the restructuring gains and charges detailed below, and the impact of Covid-19-related business restrictions, particularly by automotive, airline and certain retail customers, make comparisons difficult. Moreover, certain strategies we implemented reduced our revenue during the quarter while cost savings are expected to be realized on an ongoing basis. Overall, I am pleased with our current position, which features strong liquidity, a de-leveraged balance sheet, lower overhead costs, increased accountability and speed of decision making, and re-aligned business units.

“In terms of the freight market, the second quarter was very weak during April and improved sequentially each quarter.  The automotive and automotive supplier customers in our Dedicated truckload operations returned to normalized levels in July.  On a seasonally adjusted basis, July was better than normal, and the freight environment has continued to improve in August.”

Strategic Restructuring and Other Second Quarter Adjustments
Mr. Parker continued, “During the second quarter of 2020, we executed a number of decisions and transactions consistent with our strategic plan, including the sale or exit of certain real estate, downsizing unprofitable operations, and reallocating fleet assets. The net financial impact of these actions negatively impacted our second quarter results. The identifiable portion of these actions, which we consider infrequent in nature, include the following:

Gain item:
Gain on sale of Hutchins, TX terminal	$5.7 million

Expense items:
Impairment of revenue generating equipment	$17.6 million	*
Impairment of real estate and related tangible assets	$10.1 million	*
Employee separation costs	$1.8 million
Abandonment of long-lived software	$1.6 million
Abandonment and change in useful life intangible assets	$1.3 million
Increase in allowance for bad debt	$2.6 million

Net strategic restructuring and other second quarter adjustments	$29.3 million

* Of the combined $27.8 million, $26.6 million included in impairment on property and equipment, while $0.8 million is related to leases and reflected in revenue equipment rentals and purchased transportation and $0.3 million is related to certain contract exit costs and reflected in general supplies and expenses.

We believe the largest portion of strategic plan implementation costs was recognized in the second quarter, but additional costs, not all of which are expected to be separately identifiable, are expected during the remainder of 2020.
Combined Truckload Revenue
Mr. Parker commented on truckload operations, “For the quarter, total revenue in our Truckload operations decreased to $145.7 million, a decrease of $29.7 million compared with the second quarter of 2019.  This decrease consisted of $17.5 million lower freight revenue and $12.2 million lower fuel surcharge revenue. The $17.5 million decrease in freight revenue primarily related to an 8.7% average operating fleet reduction to 2,820 tractors in the current year quarter from 3,087 in the prior year quarter, and a 3.2% decrease in average freight revenue per tractor. Average freight revenue per tractor per week decreased to $3,647 during the 2020 quarter from $3,767 during the 2019 quarter. Average freight revenue per total mile decreased by 1.6 cents per mile, or 0.9%, compared to the 2019 quarter, while average miles per tractor decreased by 2.3%.

Highway Services Truckload Revenue
“For the quarter, freight revenue in our Highway Services segment was $73.3 million, a decrease of $5.5 million, or 7.0%. This decrease in freight revenue primarily related to an 8.8% average operating fleet reduction to 1,208 tractors in the current year quarter from 1,324 in the prior year quarter, partially offset by a 2.0% increase in average freight revenue per tractor. The average freight revenue per tractor increase in the Highway Services segment consisted primarily of a 9.3% increase in average miles per tractor, partially offset by a 12.6 cents per mile, or 6.7%, decrease in average freight revenue per total mile. The main factors impacting the increased utilization were an approximate 1170 basis point increase in the percentage of our Highway Services operating fleet comprised of team-driven trucks and an improved average seated truck percentage, as only 3.7% of our Highway Services operating fleet lacked drivers during the 2020 quarter compared with 6.9% during the 2019 quarter. Consistent with our strategic plan, we downsized the number of solo-driver tractors operating in irregular routes and increased the concentration of assets in our Highway Services segment toward expedited team operations.

Dedicated Truckload Revenue
“For the quarter, freight revenue in our Dedicated segment was $60.4 million, a decrease of $12.0 million, or 16.6%. This decrease in freight revenue primarily related to the combination of the pandemic-related shutdowns at two large automotive customers and an 8.6% average operating fleet reduction to 1,612 tractors in the current year quarter from 1,763 in the prior year quarter, and a 8.7% decrease in average freight revenue per tractor. The average freight revenue per tractor decrease in the Dedicated segment consisted primarily of a 14.3% decrease in average miles per tractor, partially offset by a 11.6 cents per mile, or 6.4%, increase in average freight revenue per total mile.  Although our strategic plan is to grow our Dedicated segment over time, exiting certain contracts in the near term was and will continue to be essential to improving the legacy Covenant dedicated operations.  The Landair dedicated operations acquired in 2018 continued to perform at attractive margins.”

Combined Truckload Operating Expenses
Mr. Parker continued, “Excluding the impact of the truckload-related restructuring and other second quarter 2020 adjustments noted above, total operating expenses, net of fuel surcharges increased 7.4 cents per mile compared to the 2019 quarter for our combined truckload segment.

“Salaries, wages, and related expenses decreased year-over-year but increased 6.7 cents per total mile compared to the 2019 quarter. On a per mile basis, we experienced year-over-year increases to driver wages and non-driver wages, partially offset by a decrease to workers’ compensation expense. The per mile increase in driver wages includes additional cost associated with non-revenue miles necessary to reposition equipment related to the reduction in the operating fleet, as well as to place certain equipment to startup new dedicated customer operations. The per mile increase to non-driver wages was primarily the result of the lower year-over-year truck utilization, along with the second quarter of 2019’s $1.8 million credit to previously accrued stock compensation expense.

“Insurance and claims expense increased $1.1 million, or 3.0 cents per total mile, to 15.4 cents per total mile in the second quarter of 2020 versus 12.4 cents per total mile in the second quarter of 2019.  The net increase per mile included higher fixed premium expense of approximately $0.5 million spread over fewer miles and increasing claims accruals associated with the estimated outcome of certain auto liability claims.

“Operations and maintenance expense decreased $2.5 million, or 1.3 cents per total mile, to 16.2 cents per total mile due primarily to a $1.5 million decrease to maintenance and repair expense on our young fleet of tractors and trailers, as well as lower tolls, unloading and recruiting expense, partially offset by higher cargo damage expense.

“All other operating expenses combined decreased by approximately 1.0 cent per total mile, as decreases to net fuel, capital costs (combined depreciation and amortization, leased revenue equipment expense, building rent and interest expense), and external purchased transportation expense, partially offset by an increase to general supplies and expenses.

Managed Freight Segment
 “For the quarter, Managed Freight’s operating revenue increased 10.6%, to $45.9 million from $41.5 million in the prior year quarter. This increase was driven by a 40.3% increase in the freight brokerage operating revenues to $28.4 million from $20.3 million in the prior year quarter, offset by a 17.9% decrease in the combined revenues of the two additional Managed Freight services to $17.4 million from $21.2 million. Operating loss was $2.9 million for an operating ratio of 106.4%, compared with operating income of $1.8 million and an operating ratio of 95.6% in the second quarter of 2019. Excluding the impact of the managed freight-related restructuring and other adjustments noted above, adjusted operating income(1) was $1.5 million for an adjusted operating ratio(1) of 96.8%, compared with adjusted operating income(1) of $2.1 million and an adjusted operating ratio(1) of 94.9% in the second quarter of 2019.  The primary contributors to the higher adjusted operating ratio were the significant impact of Covid -19 to certain customers who we serve in this segment and lower brokerage gross margin.

Factoring Segment and Equity Method Investment
“As a result of the second quarter decision to sell the assets of Transport Financial Solutions (“TFS”), the related results are presented as discontinued operations in the consolidated income statements for both current and prior periods and will be presented as such going forward. This presentation nets all activity, net of tax, into one a single line item, “Income from discontinued operations, net of tax.” TFS’s results, net of tax, provided for $0.05 per share of earnings in the second quarter of 2020 and 2019.

“For the quarter, we recognized net income of $0.4 million from our 49% equity investment in TEL, compared with $1.8 million in the second quarter of 2019, as TEL returned to profitability following reported losses in the previous two quarters.”

Capitalization, Liquidity and Capital Expenditures
Paul Bunn, the Company’s Executive Vice President and Chief Financial Officer, added the following comments: “At June 30, 2020, Covenant had $125.4 million in liquidity, defined as cash and cash equivalents plus available borrowings under our asset-based revolving (“ABL”) credit facility. At June 30, 2020, our total indebtedness, net of cash (“net indebtedness”), decreased by $52.4 million to approximately $284.4 million as compared to the March 31, 2020 balance of $336.8 million. In addition, our leverage ratio (defined as: net indebtedness divided by trailing four quarters’ earnings before interest, taxes, depreciation, amortization, and rental expense as adjusted, or adjusted EBITDAR) decreased sequentially to 2.5x as of June 30, 2020 from 2.9x as of March 31, 2020.  In making the calculations of leverage ratio herein, we have excluded the identified restructuring and other adjustments described herein from the calculation of adjusted EBITDAR.

“At June 30, 2020, we had cash and cash equivalents totaling $67.1 million. Under our $95.0 million ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $36.7 million, and available borrowing capacity of $58.3 million at June 30, 2020. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of June 30, 2020, no testing was required, and we do not expect testing to be required in the foreseeable future.

“Our net capital expenditures for the quarter provided net proceeds of $21.9 million as compared to net capital expenditure uses of $30.1 million for the prior year period. In the first half of 2020, we took delivery of 305 new tractors and 155 new trailers, while disposing of 781 used tractors and 219 used trailers. Our current tractor fleet plan for the last half of fiscal 2020 includes the delivery of an additional 304 new company replacement tractors and the disposal of 516 used tractors from our current operating fleet through the remainder of the year. Our current trailer fleet plan for the last half of fiscal 2020 includes no additional new trailer deliveries and the disposal of 882 used trailers from our current operating fleet through the remainder of the year.  In the second half of 2020, we expect an average operational fleet size of approximately 2,550 tractors. Net gains on disposal of equipment and real estate in the second quarter of 2020 were $3.4 million, including a gain of $5.7 million on the sale of real estate (all of which was netted in the identifiable infrequent items described herein), compared to gains on sale of equipment of less than $0.1 million in the prior-year quarter. At June 30, 2020, the 1.8 years average age of our tractor fleet remains low by industry standards.”

Outlook
Mr. Parker concluded, “For the balance of 2020, our main goals will be (i) to reduce our fleet size as described above and monetize a large percentage of  the assets held for sale, (ii) to allocate our fleet assets across our contract logistics, expedited, and higher margin irregular route operations, (iii) to significantly lower our fixed costs, and (iv) to return managed freight back to its pre-Covid margin percentage.  We believe achieving these goals will position us to enter 2021 with an improved business mix, fleet profile, and cost of operation.  Pursuing our plan will continue to involve difficult decisions and may result in additional strategic restructuring expenses. However, we believe the investment will strengthen our position in the U.S. logistics industry and provide for a less-cyclical business model based on more sustainable, higher margin sectors where we can add value to our partner-customers and for our stakeholders.”

Subsequent Event
On July 8, 2020, we closed on the disposition of substantially all of the operations and assets of TFS, which included substantially all of the assets and operations of our Factoring reportable segment. The sale consisted primarily of $103.3 million of net accounts receivable, which included $108.7 million of gross accounts receivable, less advances and rebates of $5.4 million.  The Company and the purchaser of TFS’ assets are involved in a dispute related to the disposition. The purchaser asserts that, subsequent to the closing, it identified that approximately $66 million of the assets acquired  related to advances against future payments to be made pursuant to long-term contractual arrangements between the obligor on such contracts and TFS’ clients for services that had not yet been performed (as opposed to advances against future payments for services that had been performed), that this fact was not disclosed to the purchaser, and the purchase of such advances was not contemplated by the purchase agreement. The Company is engaged in discussions to determine whether this dispute can be amicably resolved and is also evaluating other options should the discussions not produce an amicable resolution. It is too early to determine the likely outcome of this dispute, any liability or expenses the Company may incur, any cash the Company may need to pay or invest, any impact on the Company’s total leverage, or the gain or loss the Company ultimately may record on the transaction compared with the $26.5 million gain previously estimated. The facts are still being gathered, and a solution that is acceptable to both companies may or may not be found.

Conference Call Information
The Company will host a live conference call tomorrow, August 11, 2020, at 11:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-271-1828 (U.S./Canada) and 800-756-3333 (International), access code 22248418.  An audio replay will be available for one week following the call at 877-919-4059, access code 97318522. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset-based expedited, dedicated, and irregular route truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability.  In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

 (1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income, operating ratio, net income (loss), and earnings (loss) per diluted share, we use adjusted operating income, adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income, adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share are not substitutes for operating income, operating ratio, net income (loss), and earnings (loss) per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income, operating ratio, net income (loss), and earnings (loss) per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income, adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income, adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to implementation of our strategic plan and associated costs, our tractor fleet plan, including acquisitions, dispositions, use of proceeds therefrom, and fleet size, as well as the statements under “Outlook” and “Subsequent Event” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: the outcome of the dispute with the purchaser of TFS’ assets, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, higher self-insured retentions, reduced insurance coverage, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; government regulations imposed on our captive insurance companies; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to respond to changes in our industry or business in light of our substantial indebtedness and lease obligations; our ability to sustain or increase profitability in the future; the risks related to our Factoring segment; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry;  decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts;  interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; our ability to retain our key employees; the risks associated with engaging independent contractors to provide a portion of our capacity; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; our dependence on third-party providers, particularly in our Managed Freight segment; regulatory requirements that increase costs, decrease efficiency, or impact the availability or effective driving time of our drivers and other drivers in the industry, including the terms and exemptions from hours-of-service and electronic log requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program applicable to driver standards and the methodology for determining a carrier’s Department of Transportation safety rating; the proper functioning and availability of our management information and communication systems and other information technology assets; volatility of our stock price; our ability to maintain effective internal controls without material weaknesses; impairment of goodwill and other intangible assets; future outcomes of litigation; uncertainties in the interpretation of the 2017 Tax Cuts and Jobs Act and other tax laws; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, the disposition of businesses, and the ability to identify acceptable acquisition candidates and appropriate assets or businesses to be disposed, consummate acquisitions and dispositions, and integrate acquired operations; our ability to achieve our strategic plan; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; changes in methods of determining LIBOR or replacement of LIBOR; future share repurchases, if any; and the impact of the recent coronavirus outbreak or other similar outbreaks.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Paul Bunn, Executive Vice President & Chief Financial Officer
PBunn@covenanttransport.com

For copies of Company information contact:
Theresa Ives, Executive Administrative Assistant
TIves@covenanttransport.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended June 30,			Six Months Ended June 30,
($000s, except per share data)	2020	2019		2020	2019
Freight revenue	$179,564	$192,659		$369,145	$386,573
Fuel surcharge revenue	12,125	24,381		33,357	47,800
Total revenue	$191,689	$217,040		$402,502	$434,373

Operating expenses:
Salaries, wages, and related expenses	74,688	75,424		157,152	154,593
Fuel expense	15,938	29,215		41,202	57,047
Operations and maintenance	12,218	14,898		25,044	30,072
Revenue equipment rentals and purchased transportation	47,011	47,169		93,073	95,839
Operating taxes and licenses	3,123	3,365		6,576	6,549
Insurance and claims	11,562	10,471		27,174	21,705
Communications and utilities	1,782	1,760		3,351	3,478
General supplies and expenses	11,536	7,205		19,894	13,909
Depreciation and amortization	19,663	20,568		37,846	40,413
Gain on disposition of property and equipment, net	(3,451)	(65)		(4,975)	(208)
Impairment of long lived property & equipment	26,569	-		26,569	-
Total operating expenses	220,639	210,010		432,906	423,397
Operating (loss) income	(28,950)	7,030		(30,404)	10,976
Interest expense, net	2,084	1,978		3,983	3,850
(Income) loss from equity method investment	(530)	(2,375)		205	(5,410)
Income (loss) from continuing operations before income taxes	(30,504)	7,427		(34,592)	12,536
Income tax (benefit) expense	(7,336)	2,182		(8,340)	3,533
(Loss) income from continuing operations	(23,168)	5,245		(26,252)	9,003
Income from discontinued operations, net of tax	825	826		1,696	1,501
Net (loss) income	$(22,343)	$6,071		$(24,556)	$10,504

Basic & diluted earnings (loss) per share
Diluted earnings (loss) per share
(Loss) income from continuing operations	$(1.36)	$0.28		$(1.49)	$0.49
Income from discontinued operations	$0.05	$0.04		$0.10	$0.08
Net (loss) income	$(1.31)	$0.33		$(1.40)	$0.57
Basic weighted average shares outstanding (000s)	17,089	18,438		17,584	18,410
Diluted weighted average shares outstanding (000s)	17,089	18,606		17,584	18,570

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Highway Services - Truckload Freight Revenue	$73,330	$78,830	-7.0%	$150,308	$156,587	-4.0%
Dedicated - Truckload Freight Revenue	60,378	72,354	-16.6%	130,250	144,003	-9.6%
Combined Truckload Freight Revenue	$133,708	$151,184	-11.6%	$280,558	$300,590	-6.7%
Managed Freight Revenue	45,856	41,475	10.6%	88,588	85,983	3.0%
Consolidated Freight Revenue	$179,564	$192,659	-6.8%	$369,146	$386,573	-4.5%

	TRUCKLOAD OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$2.031	$2.040	-0.4%	$2.026	$2.067	-2.0%
Average freight revenue per total mile	$1.826	$1.842	-0.9%	$1.831	$1.863	-1.7%
Average freight revenue per tractor per week	$3,647	$3,767	-3.2%	$3,717	$3,745	-0.8%
Average miles per tractor per period	25,970	26,589	-2.3%	52,787	51,973	1.6%
Weighted avg. tractors for period	2,820	3,087	-8.7%	2,903	3,104	-6.5%
Tractors at end of period	2,623	3,101	-15.4%	2,623	3,101	-15.4%
Trailers at end of period	6,662	6,921	-3.7%	6,662	6,921	-3.7%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	6/30/2020	12/31/2019
Total assets	$861,089	$881,850
Total stockholders' equity	$306,931	$350,110
Total indebtedness, net of cash	$284,352	$304,573
Net Indebtedness to Capitalization Ratio	48.1%	46.5%
Tangible book value per end-of-quarter basic share	$13.90	$15.07

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
GAAP Presentation	2020	2019	2020	2019
Total revenue	$191,689	$217,040	$402,502	$434,373
Total operating expenses	220,639	210,010	432,906	423,397
Operating income (loss)	$(28,950)	$7,030	$(30,404)	$10,976
Operating ratio	115.1%	96.8%	107.6%	97.5%

Non-GAAP Presentation	2020	2019	2020	2019
Total revenue	$191,689	$217,040	$402,502	$434,373
Fuel surcharge revenue	(12,125)	(24,381)	(33,357)	(47,800)
Freight revenue (total revenue, excluding fuel surcharge)	179,564	192,659	369,145	386,573

Total operating expenses	220,639	210,010	432,906	423,397
Adjusted for:
Fuel surcharge revenue	(12,125)	(24,381)	(33,357)	(47,800)
Amortization of intangibles (2)	(731)	(731)	(1,462)	(1,462)
Bad debt expense associated with customer bankruptcyand high credit risk customers	(2,617)	-	(2,617)	-
Strategic restructuring adjusting items:
Gain on sale of terminal	5,712	-	5,712	-
Impairment of real estate and related tangible assets	(9,790)	-	(9,790)	-
Impairment of revenue equipment and related charges	(17,604)	-	(17,604)	-
Employee separation charges	(1,791)	-	(1,791)	-
Abandonment and change in useful life of intangible assets	(1,331)	-	(1,331)	-
Abandonment of information technology infrastructure	(1,048)	-	(1,048)	-
Contract exit costs and other restructuring	(695)	-	(695)	-
Adjusted operating expenses	178,619	184,898	368,923	374,135
Adjusted operating income	945	7,761	222	12,438
Adjusted operating ratio	99.5%	96.0%	99.9%	96.8%

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1)

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP Presentation - Net (loss) income	$(22,343)	$6,071	$(24,556)	$10,504
Adjusted for:
Amortization of intangibles (2)	731	731	1,462	1,462
Bad debt expense associated with customer bankruptcyand high credit risk customers	2,617	-	2,617	-
Strategic restructuring adjusting items:
Gain on sale of terminal	(5,712)	-	(5,712)	-
Impairment of real estate and related tangible assets	9,790	-	9,790	-
Impairment of revenue equipment and related charges	17,604	-	17,604	-
Employee separation charges	1,791	-	1,791	-
Abandonment and change in useful life of intangible assets	1,331	-	1,331	-
Abandonment of information technology infrastructure	1,048	-	1,048	-
Contract exit costs and other restructuring	695	-	695	-
Adjusted (loss) income before income taxes	$29,895	731	30,626	1,462
Benefit from (provision for) income tax expense at effective rate	(7,125)	(270)	(7,319)	(412)
Tax effected adjustments	$22,770	$461	$23,307	$1,050

Non-GAAP Presentation - Adjusted net (loss) income	$427	$6,532	$(1,249)	$11,554

GAAP Presentation - Diluted earnings (loss) per share ("EPS")	$(1.31)	$0.33	$(1.40)	$0.57
Adjusted for:
Amortization of intangibles (2)	0.04	0.04	0.08	0.08
Bad debt expense associated with customer bankruptcy and high-risk customer receivables bad debt charges	0.15	-	0.15	-
Strategic restructuring adjusting items:
Gain on sale of terminal	(0.33)	-	(0.32)	-
Impairment of real estate and related tangible assets	0.57	-	0.56	-
Impairment of revenue equipment and related charges	1.03	-	1.00	-
Employee separation charges	0.10	-	0.10	-
Abandonment and change in useful life of intangible assets	0.08	-	0.08	-
Abandonment of information technology infrastructure	0.06	-	0.06	-
Contract exit costs and other restructuring	0.04	-	0.04	-
Adjusted income before income taxes	1.75	0.04	1.70	0.08
Benefit from (provision for) income tax expense at effective rate	(0.42)	(0.01)	(0.42)	(0.02)
Tax effected adjustments	1.33	0.02	1.29	0.06

Non-GAAP Presentation - Adjusted EPS	$0.03	$0.35	$(0.11)	$0.63

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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